As filed with the Securities and Exchange Commission on April 5, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ExactTarget, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	20-1367351
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

20 North Meridian Street, Suite 200

Indianapolis, Indiana 46204

(Address of principal executive offices, including zip code)

2008 Equity Incentive Plan, as amended

2004 Stock Option Plan, as amended

(Full title of the plan)

Scott D. Dorsey

Chief Executive Officer

20 North Meridian Street, Suite 200

Indianapolis, Indiana 46204

(317) 423-3928

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Steven K. Humke

Ice Miller LLP

One American Square

Suite 2900

Indianapolis, IN 46282-0200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0005 par value per share:
- 2008 Equity Incentive Plan, as amended (1)	6,742,005 (3)	$25.55 (6)	$172,258,227.75	$19,740.79
- 2008 Equity Incentive Plan, as amended	10,269,249 (4)	$7.46 (7)	$76,608,597.54	$8,779.35
- 2004 Stock Option Plan, as amended	2,410,230 (5)	$1.97 (8)	$4,748,153.10	$544.14
TOTAL:	19,421,484		$253,614,978.39	$29,064.28

(1)	Includes shares of the Registrant’s common stock issuable pursuant to the Registrant’s Independent Directors Restricted Stock Plan, as amended, which forms a part of the 2008 Equity Incentive Plan, as amended.
(2)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2004 Stock Option Plan, as amended (the “2004 Plan”) and the 2008 Equity Incentive Plan, as amended (the “2008 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s common stock.
(3)	Represents shares of common stock reserved for future issuance under the 2008 Plan. To the extent outstanding awards under the 2004 Plan expire or terminate for any reason prior to exercise or would otherwise return to the share reserve under the 2004 Plan, the shares of common stock subject to such awards will instead be available for future issuance under the 2008 Plan. See footnote 5 below.
(4)	Represents shares of common stock subject to outstanding awards under the 2008 Plan as of the date of this Registration Statement.
(5)	Represents shares of common stock subject to outstanding awards under the 2004 Plan as of the date of this Registration Statement. No shares are available for future grant under the 2004 Plan, but outstanding awards granted under this plan continue to be governed by its terms. To the extent outstanding awards under the 2004 Plan expire or terminate for any reason prior to exercise or would otherwise return to the share reserve under the 2004 Plan, the shares of common stock subject to such awards will instead be available for future issuance under the 2008 Plan. See footnote 3 above.
(6)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $25.55 per share, which represents the average of the high and low price per share of the Registrant’s common stock on April 4, 2012 as reported on the New York Stock Exchange.
(7)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $7.46 per share (rounded to the nearest cent).
(8)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $1.97 per share (rounded to the nearest cent).

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”) and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

Part II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

ExactTarget, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(1) The Registrant’s Prospectus filed with the Commission on March 22, 2012, pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-178147), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(2) The description of the Registrant’s common stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-35461) filed with the Commission on March 19, 2012, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s amended and restated certificate of incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, no director will be personally liable to the Registrant or to its stockholders for monetary damages for breach of fiduciary duty as a director. Notwithstanding this provision, pursuant to Section 102(b)(7) of the Delaware General Corporation Law a director can be held liable (1) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law (which concerns unlawful payments of dividends, stock purchases or redemptions) or (4) for any transaction from which the director derives an improper personal benefit.

While the Registrant’s amended and restated certificate of incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate this duty. Accordingly, the Registrant’s amended and restated certificate of incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care. The provisions of the Registrant’s amended and restated certificate of incorporation described above apply to an officer of the Registrant only if he or she is a director of the Registrant and is acting in his or her capacity as director, and do not apply to officers of the Registrant who are not directors.

The Registrant’s amended and restated bylaws require the Registrant to indemnify any person who was or is a party or is threatened to be made a party to, or was otherwise involved in, a legal proceeding by reason of the fact that he or she is or was a director or an officer of the Registrant or, while a director, officer or employee of the Registrant, is or was serving at the Registrant’s request as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent authorized by the Delaware General Corporation Law, as it exists or may be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement by or on behalf of such person) actually and reasonably incurred in connection with such service. The Registrant is authorized under its amended and restated bylaws to carry directors’ and officers’ insurance protecting the Registrant, any director, officer, employee or agent of the Registrant or another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss, whether or not the Registrant would have the power to indemnify the person under the Delaware General Corporation Law. The Registrant may, to the extent authorized from time to time, indemnify any of its agents to the fullest extent permitted with respect to directors, officers and employees in its amended and restated bylaws.

By its terms, the indemnification provided for in the Registrant’s amended and restated bylaws is not exclusive of any other rights that the indemnified party may be or become entitled to under any law, agreement, vote of stockholders or directors, provisions of the Registrant’s amended and restated certificate of incorporation or amended and restated bylaws or otherwise. Any amendment, alteration or repeal of the Registrant’s amended and restated bylaws’ indemnification provisions is, by the terms of the Registrant’s amended and restated bylaws, prospective only and will not adversely affect the rights of any indemnitee in effect at the time of any act or omission occurring prior to such amendment, alteration or repeal.

The Registrant has entered into indemnification agreements with its directors and certain of its executive officers. These agreements confirm the Registrant’s obligations to indemnify the directors and officers to the fullest extent authorized by the Delaware General Corporation Law. The agreements also provide that the Registrant will advance, if requested by an indemnified person, any and all expenses incurred in connection with a proceeding, subject to reimbursement by the indemnified person should a final judicial determination be made that indemnification is not available under applicable law. The Registrant agrees that its obligations under the agreements will continue after the indemnified party is no longer serving the Registrant with respect to claims based on the indemnified party’s service at the Registrant.

The Registrant maintains directors’ and officers’ liability insurance for the benefit of its directors and officers.

The indemnification obligations described above may be sufficiently broad to permit the indemnification of the Registrant’s directors and officers for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1*	Form of Common Stock Certificate (which is incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1)

4.2*	Amended and Restated Certificate of Incorporation of the Registrant, effective upon the closing of the Registrant’s initial public offering (which is incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1)

4.3*	Amended and Restated Bylaws of the Registrant, effective upon the closing of the Registrant’s initial public offering (which is incorporated herein by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1)

4.4*	2004 Stock Option Plan, as amended, and form of stock option agreement thereunder (which are incorporated herein by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1)

4.5*	2008 Equity Incentive Plan, as amended, and form of stock option agreement thereunder (which are incorporated herein by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1)

4.6*	Independent Directors Restricted Stock Plan and form of Restricted Stock Agreement thereunder (which are incorporated herein by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1)

5.1	Opinion of Ice Miller LLP

23.1	Consent of Ice Miller LLP (included in Exhibit 5.1 hereto)

23.2	Consent of KPMG LLP

24.1	Power of Attorney (contained on signature page hereto)

*	Incorporated by reference to exhibits filed with the Registrant’s Registration Statement on Form S-1, as amended (Registration No. 333-178147), as declared effective on March 21, 2012.

Item 9.	Undertakings.

A.	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)1(i) and (A)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on April 5, 2012.

EXACTTARGET, INC.

By:	/s/ Scott D. Dorsey
Scott D. Dorsey
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Scott D. Dorsey and Traci M. Dolan, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead in any and all capacities, to sign the Registration Statement on Form S-8 of ExactTarget, Inc., and any or all amendments (including post-effective amendments) thereto, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them of their substitutes or resubstitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities indicated on April 5, 2012:

Signature		Title

By:	/s/ Scott D. Dorsey Scott D. Dorsey	Chief Executive Officer and Chairman (Principal Executive Officer)

By:	/s/ Steven A. Collins Steven A. Collins	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

By:	/s/ Michael M. Brown Michael M. Brown	Director

By:	/s/ Matthew W. Ferguson Matthew W. Ferguson	Director

By:	/s/ Timothy I. Maudlin Timothy I. Maudlin	Director

By:	/s/ Rory T. O’Driscoll Rory T. O’Driscoll	Director

By:	/s/ Scott M. Maxwell Scott M. Maxwell	Director

By:	/s/ David L. Yuan David L. Yuan	Director

EXHIBIT INDEX

Exhibit Number	Description

4.1*	Form of Common Stock Certificate (which is incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1)

4.2*	Amended and Restated Certificate of Incorporation of the Registrant, effective upon the closing of the Registrant’s initial public offering (which is incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1)

4.3*	Amended and Restated Bylaws of the Registrant, effective upon the closing of the Registrant’s initial public offering (which is incorporated herein by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1)

4.4*	2004 Stock Option Plan, as amended, and form of stock option agreement thereunder (which are incorporated herein by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1)

4.5*	2008 Equity Incentive Plan, as amended, and form of stock option agreement thereunder (which are incorporated herein by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1)

4.6*	Independent Directors Restricted Stock Plan and form of Restricted Stock Agreement thereunder (which are incorporated herein by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1)

5.1	Opinion of Ice Miller LLP

23.1	Consent of Ice Miller LLP (included in Exhibit 5.1 hereto)

23.2	Consent of KPMG LLP

24.1	Power of Attorney (contained on signature page hereto)

*	Incorporated by reference to exhibits filed with the Registrant’s Registration Statement on Form S-1, as amended (Registration No. 333-178147), as declared effective on March 21, 2012.